Exhibit 10.1

ABL facilities agreement waiver request letter

To:	BARCLAYS BANK PLC

as Agent under the Facilities Agreement (as defined below)

and on behalf of the Finance Parties under the Facilities Agreement

Address:	745 7th Avenue New York NY 10019
Electronic mail address:	komal.ramkirath@barclays.com

For the attention of:	Komal Ramkirath

To:	CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

as Lender under the Facilities Agreement (as defined below)

19 February 2019

Dear Sirs,

ABL Facilities Agreement – Waiver Request

1.	BACKGROUND

1.1    We refer to the ABL facilities agreement dated 17 April 2018 between, amongst others, Barclays Bank PLC (as agent), Bristow Norway AS and Bristow Helicopters Limited as borrowers and guarantors and Bristow Group Inc. as a guarantor, as amended from time to time including on 7 November 2018 (the “Facilities Agreement”).

1.2    Pursuant to paragraph (b) of clause 25.1 (Financial statements) of the Facilities Agreement, the Parent was required to deliver its unaudited consolidated financial statements for the Financial Quarter ending on 31 December 2018 within 45 days after the end of such Financial Quarter. The Parent has not done so. Such financial statements are also required to be delivered pursuant to certain other agreements governing Financial Indebtedness and other contracts. This letter serves as a notification of the Default arising therefrom for the purposes of clause 25.8 (Notification of Default) of the Facilities Agreement. The Parent intends to remedy such Default by ensuring such financial statements are provided prior to events of default or analogous events arising as a result of such failure and is seeking extensions of time periods where necessary to ensure that this is the case.

1.3    In addition, this letter sets out certain amendments to the Facilities Agreement which have been agreed between the Agent and ourselves as Obligors’ Agent.

1.4    In accordance with Clause 42 (Amendments and Waivers) of the Facilities Agreement we (on behalf of ourselves and as Obligors’ Agent on behalf of each other Obligor) request that the Majority Lenders consent to the terms of this letter, the waiver of certain Defaults as set out in paragraph 2.1 below (collectively, the “Waivers”) and the amendments set out in paragraph 3 below (the “Amendments”) which, in each case, shall take effect on the Effective Date (as defined below).

ABL facilities agreement waiver request letter

2.	WAIVERS

2.1    We request the consent of the Majority Lenders, and, subject to paragraph 2.2 below, by countersigning this Letter the Agent (acting on behalf of the Finance Parties) agrees to, with effect on and from the Effective Date (as defined below), waive:

(a)

any Default which would otherwise exist or occur under or pursuant to clause 28.3 (Other obligations) of the Facilities Agreement as a result of the Parent failing to provide its unaudited consolidated financial statements for the Financial Quarter ending on 31 December 2018 within the time period required pursuant to paragraph (b) of Clause 25.1 (Financial statements) of the Facilities Agreement; and

(b)

any Default which would otherwise exist or occur under or pursuant to clause 28.4 (Misrepresentation) of the Facilities Agreement which exists or occurs as a result of the representation and warranty in paragraph (a) of clause 24.12 (No default) of the Facilities Agreement not being correct when made at any time on or prior to the Effective Date (as defined below), to the extent such representation and warranty was or is not correct when made as a result of the existence of any Default expressly specified in sub-paragraph (a) of this paragraph 2.1 as being waived with effect from the Effective Date (subject to paragraph 2.2 below).

2.2    The Waivers shall take effect on the Effective Date (as defined below) but shall be subject to the conditions that:

(a)

the financial statements referred to in paragraph 2.1(a) above are provided by the date falling 75 days after 31 December 2018 and the Parent undertakes to ensure such financial statements are provided by such date and agrees that such obligation shall not be subject to the three Business Day period to cure a Default under paragraph (b) of clause 28.3 (Other obligations) of the Facilities Agreement; and

(b)

the Parent (or an Affiliate of the Parent) pays to the Agent, for the account of each Consenting Lender (as defined below), a consent fee equal to 0.05 per cent. of that Consenting Lender’s Revolving Facility Commitment as of the Effective Date. The Parent shall pay such consent fee on the Effective Date if it receives the copy of this letter countersigned by the Agent at or prior to 1.00pm New York time on the Effective Date or the following Business Day if it receives the copy of this letter countersigned by the Agent after 1.00pm New York time on the Effective Date and if the Parent fails to make such payment when due as required herein the Waivers shall cease to apply.

2.3    We confirm that to the best of our knowledge and belief at the time of delivery of the most recent Aggregate Borrowing Base Certificate none of the written factual information and written data in, or provided in connection with, such Aggregate Borrowing Base Certificate contained any untrue statement of fact or omitted to state any fact or other information necessary to make such information and data not misleading at the time such Borrowing Base Certificate was provided to the Agent in light of the circumstances under which such information or data was furnished.

2.4    We request that each Lender confirms its response to the above requests and the Waivers by no later than 12:00 p.m. in New York on 19 February 2019 or such later time and/or date as we may notify to the Agent pursuant to paragraph 2.5 below (the “Consent Deadline”). Each Lender providing its consent pursuant to this paragraph 2.4 prior to the Consent Deadline shall be a “Consenting Lender”.

2.5    We reserve the right to extend the Consent Deadline at our absolute discretion by written notice to the Agent. By providing its consent to the terms of this letter pursuant to paragraph 2.4, each Lender providing such consent also authorizes the Agent and the Security Agent to enter into such additional documentation and take such other action as it is reasonably required to give effect to the Waivers.

ABL facilities agreement waiver request letter

2.6    We request that the Agent promptly notify us when it has received from the Majority Lenders the required consents requested in this letter.

3. AMENDMENTS

With effect from the Effective Date, the Facilities Agreement shall be amended as follows:

(a)

in the definition of “Borrowing Base” in clause 1.1 (Definitions) of the Facilities Agreement, in paragraph (a)(iii), the reference to “USD 10,000,000” shall be replaced by a reference to “USD 5,000,000”; and

(b)	paragraph (a) of the definition of “Termination Date” in clause 1.1 (Definitions) of the Facilities Agreement shall be deleted and replaced with:

“(a)    14 December 2021;”

4. GUARANTEE	AND SECURITY CONFIMRATIONS

Each of the Guarantors, by their signature or countersignature of this letter:

(a)	consents to the amendments of the Facilities Agreement effected by paragraph 3 above;

(b)	confirms for the benefit of the Finance Parties that:

(i)

its obligations as a Guarantor under clause 23 (Guarantee and indemnity) of the Facilities Agreement (the “Guaranteed Obligations”) are not discharged or otherwise affected by those amendments or the other provisions of this letter and shall accordingly continue in full force and effect; and

(ii)	the Guaranteed Obligations shall, after the Effective Date, extend to the obligations of each Obligor under the Facilities Agreement, as amended by this letter.

5. MISCELLANEOUS

5.1    Any confirmation or consent given by a Lender in response to the requests made under this letter will be irrevocable and will bind that Lender and its permitted transferees or assignees.

5.2    Terms defined in the Facilities Agreement have the same meanings in this letter unless the context otherwise requires. The provisions of Clause 1.2 (Construction) of the Facilities Agreement apply to this letter as though they were set out in full in this letter except that references to the Facilities Agreement are to be construed as references to this letter.

5.3    Bristow Group Inc. enters into this letter for itself and in its capacity as the Obligors’ Agent (in accordance with Clause 2.4 (Obligors’ Agent) of the Facilities Agreement).

5.4    By your countersignature of this letter, you confirm that the consents requested in this letter have been given by the Majority Lenders.

5.5    Save as expressly set out in this letter:

(a)	except as amended by the Amendments, the Finance Documents remain in full force and effect; and

(b)

nothing in this letter shall constitute or be construed as a waiver or compromise of any other term or condition of the Finance Documents or any of the Finance Parties’ rights in relation to them which for the avoidance of doubt shall continue to apply in full force and effect.

ABL facilities agreement waiver request letter

5.6    With effect from the Effective Date this letter is designated as a Finance Document for the purposes of the Facilities Agreement. With effect from the Effective Date, the Facilities Agreement and this letter will be read and construed as one document and the Amendments shall be effective. For the purposes of this letter the “Effective Date” means the date on which the Agent provides the Obligors’ Agent with a copy of this letter countersigned by the Agent. The Agent shall promptly after the Effective Date occurs confirm the same to the Lenders and the Obligors’ Agent.

5.7    This letter may be executed in any number of counterparts and all those counterparts taken together shall be deemed to constitute one and the same letter. Delivery of a counterpart of this letter by e-mail attachment or telecopy shall be an effective mode of delivery.

5.8    This letter and any non-contractual obligations arising out of or in connection with it are governed by English law.

5.9    The provisions of Clauses 40 (Partial invalidity) and 49 (Enforcement) of the Facilities Agreement apply to this letter as though they were set out in full in this letter except that references to the Facilities Agreement are to be construed as references to this letter.

Please sign and return to us a counterpart of this letter in order to indicate your agreement to its terms.

Yours faithfully

/s/ Geoffrey L. Carpenter for and on behalf of
Bristow Group Inc. for itself, as an Original Guarantor, and as Obligors’ Agent for and on behalf of each other Obligor

/s/ Alan Corbett for and on behalf of
Bristow Norway AS
as Original Guarantor

/s/ Alan Corbett for and on behalf of
Bristow Helicopters Limited
as Original Guarantor

ABL facilities agreement waiver request letter

We acknowledge and agree to the terms of this letter and confirm that the waivers requested in this letter have been agreed by the Majority Lenders and that the Waivers shall take effect on the Effective Date.

THE AGENT

For and on behalf of

Barclays Bank PLC as Agent and on behalf of the Finance Parties

By:	/s/ Joseph Jordan

By:	Joseph Jordan

Date: February 19, 2019

Agreed and accepted by:

THE LENDER

Credit Suisse AG, Cayman Islands Branch as Lender

By:	/s/ Vipul Dhadda
Vipul Dhadda
Authorized Signatory

By:	/s/ Michael Del Genio
Michael Del Genio
Authorized Signatory

Date: February 18, 2019